thredUP Announces Final IPO Lock-up Release
Oakland, CA, August 20, 2021 – In connection with the initial public offering (the “IPO”) of Class A common stock of ThredUp Inc. (“thredUP” or the “Company”) (NASDAQ: TDUP), one of the largest online resale platforms for women’s and kids’ apparel, shoes and accessories, all of the Company’s directors, executive officers and holders of substantially all of the Company’s outstanding equity securities entered into lock-up agreements with the underwriters for the IPO to restrict their ability to sell or transfer shares of the Company through September 21, 2021, subject to certain exceptions. Pursuant to the terms of the lock-up agreements with the underwriters, 20% of shares held by the Company’s current and former employees, consultants and contractors (but excluding executive officers, key employees and directors) subject to a lock-up agreement became eligible for sale in the public market at the open of trading on May 12, 2021. Since thredUP will be in a trading blackout period on September 22, 2021, the lock-up agreements provide that the expiration date with respect to the remaining shares will instead be ten trading days prior to the commencement of such trading blackout period.
As a result, the remaining shares of thredUP that are subject to an IPO lock-up agreement will become eligible for sale in the public market at the open of trading on August 27, 2021 (subject to the terms of lock-up agreements entered into by the Company’s directors, executive officers, the selling stockholders and certain other stockholders with the underwriters in the Company’s follow-on equity offering related to the final prospectus dated July 28, 2021, trading limitations on shares held by affiliates of the Company, continued vesting of any unvested equity awards as of such date and the Company’s insider trading policies).
About ThredUp Inc.
thredUP is transforming resale with technology and a mission to inspire a new generation of consumers to think secondhand first. By making it easy to buy and sell secondhand, thredUP has become one of the world's largest resale platforms for women's and kids' apparel, shoes and accessories. Sellers love thredUP because we make it easy to clean out their closets and unlock value for themselves or for the charity of their choice while doing good for the planet. Buyers love shopping value, premium and luxury brands all in one place, at up to 90% off estimated retail price. Our proprietary operating platform is the foundation for our managed marketplace and consists of distributed processing infrastructure, proprietary software and systems and data science expertise. In 2018, we expanded our platform with Resale-as-a-Service® (RaaS®), which facilitates modern resale for a number of the world's leading brands and retailers. thredUP has processed over 125 million unique secondhand items from 35,000 brands across 100 categories. By extending the life cycle of clothing, thredUP is changing the way consumers shop and ushering in a more sustainable future for the fashion industry.
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